EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-101898, 333-64110, 333-18051, 333-121468, 333-140282, 333-134453, and 333-132467) on Form S-8 and in the registration statement (No. 333-137723) on Form S-3 of Enzon Pharmaceuticals, Inc. of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of Enzon Pharmaceuticals, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 16, 2011